Exhibit 99.1

SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED PNM RESOURCES, INC. DIRECT PLAN, AS AMENDED

This Second Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan (the “Second Amendment”) is effective as of November 2, 2020. The Third Amended and Restated PNM Resources, Inc. Direct Plan became effective on August 9, 2012 and was amended by the First Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan (the “First Amendment”), effective on August 4, 2015 (collectively, the “Plan”). All terms used and not defined in this Second Amendment shall have the meanings ascribed to such terms in the Plan.

This Second Amendment (i) terminates the right to purchase shares of Company Common Stock under the Plan as of November 17, 2020 (the “Final Exercise Date”) with respect to any cash dividends and investments that are not received prior to the Final Exercise Date; (ii) provides that cash dividends and investments received prior to the Final Exercise Date will be used to purchase shares of Company Common Stock pursuant to the terms of the Plan as directed by the Plan Administrator; (iii) after the Final Exercise Date, provides that no shareholders or interested investors will be eligible to participate in the Plan or purchase shares of Company Common Stock under the Plan other than with respect to cash dividends and investments that are received prior to the Final Exercise Date; (iv) provides that the Plan Administrator will return to each Participant any remaining cash not used to purchase shares of Company Common Stock or pay requisite expenses as soon as administratively practicable following the date on which it is determined that such remaining cash will not be used to purchase shares of Company Common Stock or pay requisite expenses; (v) provides that each Participant will be eligible to direct the Plan Administrator how the shares of Company Common Stock credited to a Participant’s Plan account in book-entry will be voted with respect to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Avangrid, Inc. (“Avangrid”), and NM Green Holdings, Inc., a direct subsidiary of Avangrid (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct subsidiary of Avangrid; (vi) provides that each share of Company Common Stock issued and outstanding under the Plan will be automatically converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement) (with any Dissenting Shares (as defined in the Merger Agreement) to be treated in accordance with Section 2.3 of the Merger Agreement); (vii) provides that the Plan will terminate, automatically and without further action by the Company, immediately following the Effective Time (as defined in the Merger Agreement); and (viii) provides that the Plan Administrator will direct the Company to distribute to each Participant the Per Share Merger Consideration (as defined in the Merger Agreement) credited to his or her account as soon as administratively practicable following the Effective Time (as defined in the Merger Agreement).

1.	Pursuant to Section 16 of the Plan, the Plan is hereby amended and modified as follows:

a.

the Company hereby terminates the right to purchase shares of Company Common Stock under the Plan as of the Final Exercise Date with respect to any cash dividends and investments that are not received prior to noon Eastern Time on the Final Exercise Date;

b.

the Plan Administrator will purchase shares of Company Common Stock with the cash dividends and investments received prior to noon Eastern Time on the Final Exercise Date pursuant to the terms of the Plan;

c.

after the Final Exercise Date, no shareholder or interested investor will be eligible to participate in the Plan or purchase shares of Company Common Stock under the Plan other than with respect to cash dividends and investments that are received prior to noon Eastern Time on the Final Exercise Date;

d.

in accordance with the terms of the Plan, the Plan Administrator will return to each Participant any remaining cash not used to purchase shares of Company Common Stock or pay requisite expenses as soon as administratively practicable following the date on which it is determined that such remaining cash will not be used to purchase shares of Company Common Stock or pay requisite expenses;

e.

the shares of Company Common Stock credited to a Participant’s Plan account in book-entry form as of the record date for the meeting at which Company shareholders will vote with respect to the Merger Agreement will be voted with respect to the Merger Agreement in accordance with Section 14 of the Plan;

f.

as of the Effective Time (as defined in the Merger Agreement), each share of Company Common Stock credited to a Participant’s Plan account in book-entry form under the Plan will be automatically converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement) (with any Dissenting Shares (as defined in the Merger Agreement) to be treated in accordance with Section 2.3 of the Merger Agreement);

g.	the Plan will terminate, automatically and without further action by the Company, immediately following the Effective Time (as defined in the Merger Agreement); and

h.

the Plan Administrator hereby directs the Company as soon as administratively practicable following the Effective Time (as defined in the Merger Agreement) to distribute to each Participant the Per Share Merger Consideration (as defined in the Merger Agreement) credited to his or her account.

2.

Pursuant to the Plan, the Company will provide to each of the Participants timely notice of the setting of the Final Exercise Date, the taking of the other actions described herein and the termination of the Plan.

3.

The provisions of Section 1(f)-1(h) above are contingent upon the occurrence of the Effective Time (as defined in the Merger Agreement). In the event the Effective Time (as defined in the Merger Agreement) does not occur, the Company may, in its discretion, further amend the Plan to reinstate the right to purchase shares of Company Stock under the Plan.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan, as amended, to be effective as of the date first written above.

PNM RESOURCES, INC.

By:	/s/ Joseph D. Tarry
Joseph D. Tarry
Senior Vice President and Chief Financial Officer